UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

SURNA INC.
(Exact name of registrant as specified in its charter)

Nevada	333-164578	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1780 55th Street, Suite C, Boulder, CO 80301
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (303) 993-5271 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 31, 2014, Surna Inc, (the “Company”, “we”, “us”, “our”) closed on a merger agreement (the “Merger Agreement”) pursuant to which we agreed to issue to the shareholders of Safari Resource Group, Inc. (“Safari”), a Nevada Corporation 77,220,000 shares of our unregistered common stock, $0.00001 par value (the “Common stock”), 77,220,000 shares of our unregistered Preferred Stock, $0.00001 par value and assumed the obligations of Safari under certain stock option agreements that require us to issue an aggregate of 6,000,000 shares of our common stock at an exercise price of $0.25 per share . Upon completion of the transaction, the shareholders of Safari received shares equaling 77.7 % of the then issued and outstanding common stock of our company and 100% of our Series A preferred stock.

Safari holds patents on its “Airstream” reflector lighting system and the right, title and interest to a product pipeline with fourteen intellectual properties currently in development that we believe are complementary to our business.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the Merger Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Under the Merger Agreement described in Item 1.01 of this report, we exchanged 77,220,000 shares of our unregistered shares of common stock and 77,220,000 shares of our unregistered shares of preferred stock for 100% of the outstanding common stock of Safari. In addition, we assumed the obligations of Safari under certain stock option agreements that require us to issue an aggregate of 6,000,000 shares of our common stock at an exercise price of $0.25 per share. In the issuances of our common stock and preferred stock and assumption of the stock option agreements under the Merger Agreement, the issuances and stock options were exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(a)(2) of that act.

ITEM 5.01 Changes in Control of Registrant.

Under the Merger Agreement described in Item 1.01 of this report, we exchanged 77,220,000 shares of our unregistered shares of common stock and 77,220,000 shares of our unregistered shares of preferred stock for 100% of the outstanding common stock of Safari Resource Group, Inc. Upon completion of the transaction, the shareholders of Safari received shares equaling 77.7 % of the then issued and outstanding common stock of our company and 100% of our Series A preferred stock. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and incorporated by reference herein.

In accordance with the Merger Agreement, Tom Bollich received 33,428,023 shares of common stock, 33,428,023 of our series A preferred stock and holds options to acquire 3,088,800 shares of our common stock at an exercise price of $0.25 per share, Brandy Keen received 17,594,835 shares of common stock, 17,594,835 of our series A preferred stock and holds options to acquire 1,544,400 shares of our common stock at an exercise price of $0.25 per share and Stephen Keen received 17,594,835 shares of common stock, 17,594,835 of our series A preferred stock and holds options to acquire 1,544,400 shares of our common stock at an exercise price of $0.25 per share. Collectively, these three individuals beneficially own 70.8% of our common stock and 69.0% of our series A preferred stock. The Company, together with its new control shareholders and additional officers and directors, will continue to pursue its current business operations.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to us, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of our company.

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

The Company filed a Certificate of Designation of Preferences, Rights and Limitation of Preferred Stock designating 77,220,000 of $.00001 par value Series A Preferred Stock. The Preferred Stock has one vote per share.

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Item 7.01 Regulation FD Disclosure.

On May 2, 2014 we filed a provisional patent application covering enhancements to our proprietary “Airstream” curved reflectors used in grow lights that are expected to become an integral part of our commercial production of cannabis. The reflectors provide an improved uniform light distribution over plants, with minimal light distribution outside the desired target area, compared to conventional reflectors. We believe that by incorporating this new technology at a commercial scale we will be able to increase production and ensure uniform growth rates and consistent quality plants while conserving valuable natural resources for indoor gardens. This Surna-owned provisional patent was developed by our recently acquired subsidiary, Safari Resource Group, Inc.

We issued a press release regarding the filing of this provisional patent application on May 8, 2014. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference. The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No.	Description

2.1	Merger Agreement between the Company and Safari Resource Group, Inc. dated March 26, 2014.

3.2	Amendment to Articles of Incorporation and Certificate of Designation of Series A Preferred Stock

99.1	Press Release dated May 8, 2014 (furnished herewith).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURNA INC.

Date: May 9, 2014	By:	/s/ Tom Bollich
Tom Bollich, Chief Executive Officer

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